Letter of Intent

December 29, 2015

Mr. Michael Bruneau

Aurora Recovery Centre LP

20024 Lakeside Road,

Gimli, Manitoba

Dear Michael:

RE: GreeneStone Healthcare Corporation (through a Nominee Company) asset purchase from Aurora Recovery Centre LP

This Letter of Intent (“LOI”), if accepted, will constitute the basis for a formal Agreement of Purchase and Sale between Greenestone Healthcare Corporation in Trust for a Company to be incorporated ("GSGIMLI") as purchaser and Aurora Recovery Centre LP (“ALP") as seller in which said agreement is to be executed prior to the expiry of the conditional period set out in Paragraph 13 herein (the “Agreement”).

1.	GSGIMLI is prepared to acquire all of ALP's right, title and interest to its business assets, a minimum of $1,000,000 in cash and real property namely the two Gimli properties more particularly described in Schedule A (the “Properties”). Without limiting the generality of the foregoing the assets shall include all interest in the equipment, chattels, supplies, leasehold improvements, patients, patient files, intellectual property, referral sources and undeveloped opportunities together with goodwill (the "Assets").
2.	As consideration GreeneStone and GSGIMLI will pay up to $12,500,000 for the purchase of the Assets. GSGIMLI will assume total debts of $8,500,000 consisting of a first mortgage of $4,000,000 and a second mortgage of $4,500,000. GreeneStone will issue 60,000,000 shares as additional consideration for the Assets which at the time of the signing of this agreement was valued at $4,000,000. GreeneStone shall have no more than 160,000,000 shares outstanding immediately prior to closing. In addition, GreeneStone combined with its wholly owned subsidiary GreeneStone Clinic Muskoka Inc. ("GCMI"), shall have no less than $1,000,000 in cash and a maximum of short term liabilities equal to or less than the short term assets excluding cash immediately prior to closing. The fixed assets of GreeneStone and GCMI combined shall include the Bala, Ontario property at 3571 Muskoka Road 169 and all of the assets required to conduct the business at this location and the combined long term liabilities shall not exceed $8,500,000. The transaction shares shall carry rights to participate on a pro-rata basis, in any new equity issuances by GreeneStone, over and above the shares that will be outstanding at the time of closing, for a period of two years.
3.	ALP will designate 20,000,000 of the 60,000,000 shares it receives to be held in escrow provided the following performance requirements are met. The earnings excluding depreciation and amortization of GSGIMLI shall not, in the aggregate for the first twenty four months of operations, exceed a loss of $1,000,000. The escrow shares will be released upon the earlier of 24 months of operations with losses not to exceed $1,000,000 as described above or upon the event that the aggregate earnings excluding depreciation and amortization reaches $500,000.
4.	The first mortgage shall be for a term of three years from the date of the closing of this transaction, be fully open, bearing interest equal to the first mortgage on the GreeneStone property but not exceeding 5.4% per annum, and shall contain provisions preventing GSGIMLI from distributing any funds outside of GSGIMLI for any purpose other than regular operating expenditures or payments on behalf of the principal and interest of the first mortgage.
5.	The second mortgage shall be for a term of three years from the date of the closing of this transaction, be fully open, bearing interest at 5% per annum, and shall contain provisions preventing GSGIMLI from distributing any funds outside of GSGIMLI for any purpose other than regular operating expenditures or payments on behalf of the principal and interest of the first mortgage and second mortgage.
6.	All employees of ALP shall be terminated prior to the closing of the transaction. It is assumed that any employees or contracted professionals the GCGIMLI wishes to employ will sign new employment or consulting agreements excluding any carry forward of liability from previous employment with ALP.
7.	There shall be no other liabilities other than those listed in this letter of Intent or those listed below that shall be required to be assumed by GCGIMLI for the execution of the business plan.
8.	Notwithstanding that the ALP shall be selling its assets, it is required to continue to audit its financial statements and it will be a requirement of the proposed transaction that the ALP audited statements will be required to be submitted to regulatory bodies in Canada and the United States.
9.	ALP will represent and warrant that there shall be no liability with respect to the Properties and the representations and warranties shall also be guaranteed by the mortgage debt and the escrow shares up until the escrow period is over. There shall be an offset allowed to be applied to the escrow equity for the mitigation of any misrepresentations. These representations and warranties shall include a bona fide appraisal of the property and environmental audit of the property.
10.	ALP and its shareholders shall be subject to standard non-competition and non-solicitation clauses.
11.	The General Partner of ALP shall be required to submit to GreeneStone its plan of distribution of the proceeds of the proposed transaction and shall be required to obtain any approvals required by its by-laws to the proposed transaction and the distribution of the proceeds prior to January 31, 2016.
12.	ALP will indemnify GreeneStone and any of its affiliates in accordance with Schedule A hereto, which Schedule forms part of the Agreement and the consideration for which is the entering into of the Agreement. Such indemnity (the “Indemnity”) shall be executed and delivered to GreeneStone on the execution of this LOI and shall be in addition to, and not substitution for, any liability which ALP or any other party may have to GreeneStone or other parties may have apart from the Indemnity.
13.	The expected Closing Date is February 28, 2016 or another date as mutually agreed to by the parties hereto. In consideration of the expenditure of time, effort and money to be undertaken by GreeneStone following the acceptance of this LOI by the ALP partners (collectively, the “Vendors”), ALP partners agree that from and after the date hereof until the earlier of (a) the closing of the proposed transaction; (b) the date upon which GreeneStone notifies the ALP partners in writing that it no longer intends to pursue the proposed transaction; and (c) January 31, 2016 (the “Exclusivity Period”), they will not, and shall not permit, to the extent to which it or they have control or to the extent legally possible, any officer, director, shareholder, affiliate, agent, representative or other person acting on its or their behalf to, directly or indirectly, continue, entertain, solicit or enter into any discussions, offers, agreements or negotiations with any other person (whether solicited or unsolicited), with respect to any transaction of purchase and sale similar to the proposed transaction outlined in the LOI and shall suspend any existing activities or discussions with any parties other than GreeneStone and its representatives relating to a similar transaction unless such activities are contemplated by this LOI. ALP partners agree to forthwith advise GreeneStone of the details and to provide copies of any offers for the Company (by way of assets, shares or otherwise) received during the Exclusivity Period.
14.	The Parties agree to work together after the signing of this LOI to prepare a business plan for the operation of the treatment centre in Gimli. This process will help to determine how ALP will operate until closing. The business plan will specify what type of resources will be required to operate the facility and the budget for those resources for at least the first twelve months after closing.
15.	This letter sets out our intentions as to the principal terms and conditions upon which the proposed transaction would be completed and, except as set out in this paragraph and paragraph 13, is not a legally binding obligation of any of the parties. The parties will have no obligation to close the proposed transaction until all relevant legal agreements have been executed and delivered and all other condition precedents have been completed to their satisfaction. The binding definitive agreement shall be entered into no later than January 31, 2016 at which time this letter of intent shall no longer be in effect.

Sincerely,

GreeneStone Healthcare Corporation

GreeneStone Clinic Muskoka Inc.

/s/Shawn E. Leon

Shawn Leon, President

Accepted this __29th___ day of December, 2015

Aurora Recovery Center LP

/s/Michael Bruneau

Per: Michael Bruneau

Aurora Recovery Center GP Ltd.

/s/Michael Bruneau

Per: Michael Bruneau

SCHEDULE A

PROPERTY DETAILS

1.	20024 Lakeside Road, RM of Gimli, Manitoba. Lot size 27.16 Acres
Legal Description (in brief) Lots 2 & 3 Block 4 Plan 29639 WLTO

2.	228 Municipal Drive, Gimli, Manitoba. Lot size 54,776 square feet.
Legal Description (in brief) Lots 8 & 9 Block 7 Plan 23733 WLTO

SCHEDULE B

INDEMNITY

Promptly after receipt of notice of the commencement of any third-party legal proceeding against an Indemnified Party or after the discovery of facts, on which an Indemnified Party intends to base a request for indemnification hereunder, such an Indemnified Party will notify the Company (the “Indemnitor”) in writing of the commencement thereof or of such a discovery. An Indemnified Party’s failure to provide such notice in a prompt manner does not relieve Indemnitor of any liability it may have to any Indemnified Party, but in no event shall Indemnitor be liable for any losses that result directly from a delay in providing such notice. At the request of the Indemnitor, an Indemnified Party will permit the Indemnitor and their counsel (which Indemnified Party shall find reasonably satisfactory) to assume control of the defense of any third-party claim, at Indemnitor’s sole cost and expense, that is reasonably likely to give rise to an indemnification claim hereunder.

If control of the defense is assumed by the Indemnitor, the Indemnitor throughout the course thereof will provide copies of all relevant documentation to an Indemnified Party , will keep an Indemnified Party advised of the progress thereof and will discuss with an Indemnified Party all significant actions proposed. An Indemnified Party may employ, at any time, separate counsel to represent it; provided, that such an Indemnified Party is solely responsible for the costs and expenses of any such separate counsel.

Notwithstanding the foregoing, an Indemnified Party shall have the right, at the Indemnitor’s expense, to employ counsel of such Indemnified Party’s choice, in respect of the defence of any action, suit, proceeding, claim or investigation (collectively, “Claim”) if: (i) the employment of such counsel has been authorized by the Indemnitor; (ii) the Indemnitor has not assumed the defence and employed counsel therefore within a reasonable time after receiving notice of such Claim; or (iii) the Indemnified Party reasonably believes that (a) there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Indemnitor, (b) there is a conflict of interest between the Indemnitor and the Indemnified Party or the subject matter of the Claim or (c) such Claim involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligations of the Indemnitor.

No admission of liability and no settlement of any Claim shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. The Indemnitor shall not be liable for any settlement of any Claim made without its consent(such consent not to be unreasonably withheld), unless (a) such Claim is one for which the Indemnified Party gave the Indemnitor notice and the Indemnitor fails to assume the defense or (b) such settlement (i) includes an unconditional release of the Indemnitor from all liability arising out of such Claim and (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitor.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor and the Indemnified Parties. The foregoing provisions shall survive the completion of the Transaction or any termination of the LOI.

Aurora Recovery Center LP

/s/ Michael Bruneau

Per: Michael Bruneau

Aurora Recovery Center GP Ltd.